EXHIBIT 5.1

                            OPINION OF COOLEY GODWARD

                       [LETTERHEAD OF COOLEY GODWARD LLP]

November 16, 1999

URS Corporation
100 California St., Suite 500
San Francisco, CA  94111

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by URS Corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange
Commission (the "Commission") covering the offering of up to an additional 6,900,000 shares of the Company's Common Stock, $0.01 par value (the "Shares") pursuant to its 1999 Equity Incentive Plan (the "1999 Plan") and its Employee Stock Purchase Plan, as amended effective October 12, 1999 (the "ESPP," and, together with the 1999 Plan, the "Plans").

In connection with this opinion, we have examined the Registration Statement, your Certificate of Incorporation and Bylaws, each as amended and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By: /s/  Samuel M. Livermore
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         Samuel M. Livermore